Exhibit 10.42


                             CONSULTING AGREEMENT


     CONSULTING AGREEMENT, dated as of December 26, 1996, between WELLSFORD RESIDENTIAL PROPERTY TRUST, a Maryland real estate investment trust with offices at 610 Fifth Avenue, New York, New York 10020 (the "Company") and Gareth Y. Hudson, residing at 4595 Drake Road, Cincinnati, Ohio 45243 ("Consultant").


                             W I T N E S S E T H:


     WHEREAS, Consultant resigned as Vice President - Director of Property Operations of the Company, effective as of September 30, 1996; and

     WHEREAS, the Company desires to retain Consultant as a consultant to the Company, and Consultant desires to be retained in such capacity by the Company, upon the terms set forth in this Agreement.

     IT IS AGREED:

     1. Duties. Consultant agrees that from time to time during the term hereof, he will consult with and advise the Company and its affiliates and subsidiaries, with respect to matters relating to the business of the Company and its subsidiaries and affiliates.

     2. Term. This Agreement shall commence as of the date hereof and shall continue in effect through March 31, 1996.

     3. Compensation. (a) In consideration for the services rendered by Consultant pursuant to this Agreement, in the event an agreement relating to a change in control of the Company is executed on or prior to March 31, 1996 and such change in control of the Company occurs within six (6) months thereafter, the Company shall pay Consultant a fee of $45,000. Such fee shall be paid not more than 10 days following the change in control of the Company. For purposes of this Agreement, a "change in control of the Company" shall be deemed to occur if:
               (i) there shall have occurred a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date hereof, whether or not the Company is then subject to such reporting requirement, provided, however, that there shall not be deemed to be a "change in control of the Company" if immediately prior to the occurrence of what would otherwise be a "change in control of the Company" (x) the Consultant is the other party to the transaction (a "Control Event") that would otherwise result in a "change in control of the Company" or (y) the Consultant is an executive officer, trustee, director or more than 5% equity holder of the other party to the Control Event or of any entity, directly or indirectly, controlling such other party,

               (ii) the Company merges or consolidates with, or sells all or substantially all of its assets to, another company (each, a "Transaction"), provided, however, that a Transaction shall not be deemed to result in a "change in control of the Company" if (x) immediately prior thereto the circumstances in (i)(x) or (i)(y) above exist, or (y) (1) the shareholders of the Company, immediately before such Transaction own, directly or indirectly, immediately following such Transaction in excess of fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Transaction (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Transaction and (2) the individuals who were members of the Company's Board of Trustees immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors or the board of trustees, as the case may be, of the Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Surviving Corporation, or

               (iii) the Company acquires assets of another company or a subsidiary of the Company merges or consolidates with another company (each, an "Other Transaction") and (x) the shareholders of the Company, immediately before such Other Transaction own, directly or indirectly, immediately following such Other Transaction 50% or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Other Transaction (the "Other Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Other Transaction or (y) the individuals who were members of the Company's Board of Trustees immediately prior to the execution of the agreement providing for such Other Transaction constitute less than a majority of the members of the board of directors or the board of trustees, as the case may be, of the Other Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Other Surviving Corporation, provided, however, that an Other Transaction shall not be deemed to result in a "change in control of the Company" if immediately prior thereto the circumstances in (i)(x) or (i)(y) above exist.

          (b) In consideration for the release described in Section 4 hereof, the Company shall pay Consultant $5,000 on or before January 15, 1997.

     4. Release. (a) The Consultant, on his behalf and on behalf of his heirs, executors, administrators, receivers, successors and assigns (collectively, "Releasor") hereby irrevocably, unconditionally and generally releases the Company, its affiliates, subsidiaries and divisions, and their respective partners, officers, trustees, directors, shareholders, agents, attorneys and employees, and their respective heirs, executors, administrators, receivers, successors and assigns (collectively, "Releasee"), from or in connection with, and hereby waives and/or settles, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Releasor ever had, now has, or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including, without limitation, arising directly or indirectly pursuant to or out of the Consultant's employment with the Company or any Releasee, the performance of services for the Company or any Releasee or the termination of such employment or services and, specifically, without limitation, any rights and/or claims (i) arising under any contract, express or implied, written or oral; (ii) for wrongful dismissal or termination of employment; (iii) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Act of 1966, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, and any applicable statutes, orders, laws, ordinances, regulations or the like of the States of Washington, Colorado or New York or any political subdivision thereof, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (iv) based upon any other federal, state or local stat-utes, orders, laws, ordinances, regulations or the like; (v) for tort, tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; and (vi) for damages, including without limitation, punitive or compensatory damages, or for attorneys' fees, expenses, costs, wages, injunctive or equitable relief.
          (b) Consultant represents and warrants that he has not filed, commenced or participated in any way in any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court, or any administrative, regulatory or arbitration agency or body, and he agrees not to file, commence, or participate in any way in any complaint, claim, action or proceeding of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body, based upon events occurring on or prior to the date of this Agreement on any basis, including without limitation, with respect to his employment with the Company or any Releasee or the termination of such employment.

     5. Confidential Information and Company Property - Past Employment. (a) Consultant hereby acknowledges that during his employment with the Company he acquired proprietary, private and/or otherwise confidential information of or concerning (i) Releasee; (ii) customers of Releasee; and/or (iii) persons or entities with which Releasee did business, including without limitation, information relating to or concerning the business and/or finances of Releasee and customers of Releasee ("Confidential Information"). Consultant hereby represents and agrees that (i) he has returned to the Company, and has not retained any copies of, all documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to, or refer to any Confidential Information ("Confidential Materials"); (ii) he has not disclosed any Confidential Information or Confidential Materials to any person or entity without the express authorization of the President of the Company; and (iii) he shall not disclose any Confidential Information or Confidential Materials, in any manner directly or indirectly, except as shall be required by law.

          (b) Consultant also represents and agrees that upon the execution of this Agreement he has returned to the Company all other property of the Company, including without limitation, any keys to the offices of the Company and any Company identification cards.

     6.   Relationship.   It is recognized and agreed that this Agreement does
not create the relationship of employer and employee between the Company and the Consultant, but, rather, that the services to be performed hereunder shall be performed by Consultant as an independent contractor. Accordingly, each of the parties hereto agrees not to hold themselves out in any manner contrary to the terms of this Agreement and neither of the parties hereto shall be or become liable or bound by any representation, act, omission or agreement whatsoever of the other party. Consultant shall not have the right to make any contract or commitment on behalf of the Company or any affiliate or subsidiary thereof or to bind the Company or any affiliate or subsidiary thereof.

     7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the State of New York's conflicts of law principles. Both the Company and the Consultant hereby irrevocably and unconditionally consent to submit to the jurisdiction of any federal, state or county court sitting in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim that such litigation brought in any New York Courts has been brought in an inconvenient forum. Both the Company and the Consultant agree that service of process or notice in any action, suit or proceeding shall be effective if in writing and sent by certified or registered mail, return receipt requested, prepared to the address above set forth.

     8. Waiver. No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.

     9. Successors; Binding Agreement. This Agreement shall inure to the benefit of, be enforceable by, and be binding upon, Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and the Company's successors and assigns.

     10. Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when given by telex, telegram or mailgram, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same at his or its address above set forth, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 12. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

     11. Severability. If any provision in this Agreement is determined to be invalid, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.

     12. Exculpation. This Agreement and all documents, agreements, understandings and arrangements relating to this Agreement have been executed by the undersigned in his/her capacity as an officer or trustee of the Company which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of the Company dated as of November 2, 1992, as amended, and not individually, and neither the trustees, officers or shareholders of the Company shall be bound or have any personal liability hereunder or thereunder. Consultant shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of this Agreement and all documents, agreements, understandings and arrangements relating to this Agreement and will not seek recourse or commence any action against any of the trustees, officers or shareholders of the Company or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                    WELLSFORD RESIDENTIAL PROPERTY TRUST


                    By:/s/ Edward Lowenthal
                       ---------------------
                       Name:  Edward Lowenthal
                       Title: President

CONSULTANT:


Name:/s/ Gareth Y. Hudson
     ----------------------
        Gareth Y. Hudson